LightPath Technologies Adds Large Beam Diameter Mid-Wave Infrared Aspheric Lens to Its Catalog

Targets Growing Infrared Laser Markets Including Gas Sensing and Environmental Analysis

ORLANDO, FL -- (Marketwire - May 23, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today it has added a new Mid-Wave Infrared (MWIR) aspheric lens to its growing catalog of aspheric lenses designed for infrared applications.

This lens is designed as a collimating lens for Quantum Cascade Lasers (QCL). QCLs are used in a wide variety of applications including infrared countermeasures (IRCM), and gas analytical instrumentation for environmental sensing. Applications for QCLs and associated infrared optics are growing rapidly as system costs continue to come down.

This new lens is an important addition to LightPath's portfolio because it provides a unique combination of optical specifications with a 7 mm diameter and NA of 0.56. Systems utilizing this lens will achieve larger collimated beams than previously available with off the shelf MWIR aspheric lenses, which in turn will allow for enhanced system performance. The new lens is molded from LightPath's Black Diamond™ chalcogenide glass making it a less expensive replacement for high-volume, diamond-turned Germanium and Zinc Selenide optics.

"Applications that require infrared optics have grown dramatically in the last several years, with a total market size of over $2.5 billion," said Jim Gaynor, President and CEO of LightPath. "We continue to expand our product line of infrared optics to address this large and growing market. The combination of LightPath's experience in laser collimation optics and our Black Diamond infrared material platform puts us in a strong position to continue to grow our infrared business."

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that have been granted or licensed within these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Tel: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com